Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

PRICING OF $850 MILLION PRIVATE OFFERING

OF SENIOR UNSECURED NOTES DUE 2026

FRISCO, TEXAS, July 20, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that its wholly-owned subsidiary, Comstock Escrow Corporation (the “Escrow Issuer”), has priced its previously announced offering of $850 million in aggregate principal amount of 9.75% new senior unsecured notes due 2026 (the “Senior Notes”). The Senior Notes will bear interest at 9.75% per annum  and will be issued at 95.988% of their face value.  The sale of the Senior Notes is expected to be completed on or about August 3, 2018, subject to customary closing conditions.

The gross proceeds of the offering (plus an amount related to interest that will accrue on the Senior Notes through a specified date) will be deposited in an escrow account pending satisfaction of certain conditions, including the closing of the contribution of certain oil and gas assets by Arkoma Drilling, L.P. and Williston Drilling, L.P., entities owned by Jerry Jones and his family, pursuant to the Contribution Agreement entered into on May 9, 2018 between Comstock and such entities.  The issuance of Comstock common stock in connection with the Jones contribution is being submitted to the Company’s stockholders for approval at its upcoming annual meeting to be held on August 10, 2018.  Upon satisfaction of the escrow release conditions, the Company will assume the obligations under the Senior Notes, Comstock Escrow Corporation will be merged with and into the Company, with the Company as the surviving corporation, the Senior Notes will be guaranteed by each of the Company’s subsidiaries that guarantees payment of, or otherwise becomes liable with respect to, any indebtedness of the Company of any other guarantor, and the escrowed proceeds relating to the offering of the Senior Notes will be released to the Company.

Upon release of the funds from escrow, the Company intends to use the net proceeds from the sale of the Senior Notes, together with borrowings under the Company’s new senior secured revolving credit facility and cash on hand, to retire all of its existing debt as part of its refinancing plan and to pay fees and expenses in connection therewith.

If escrow release conditions are not satisfied on or before October 31, 2018, then the escrowed funds will be applied to the mandatory redemption of the Senior Notes at a price equal to 100% of the initial offering price of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Senior Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to purchase the Senior Notes or any other securities, and shall not constitute an offer to sell, a solicitation of an offer to buy, or a sale of, the Senior Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.